Exhibit (4)(c)(iii)(3)

SECOND SUPPLEMENTAL INDENTURE dated as of January 10, 2005 (this “Second Supplemental Indenture”), to the INDENTURE dated as of November 30, 1998, as amended by the FIRST SUPPLEMENTAL INDENTURE dated as of December 31, 2004 (the “First Supplemental Indenture”) (such INDENTURE, as so supplemented, the “Indenture”), by and among Cincinnati Bell Telephone Company LLC, a limited liability company organized under the laws of the State of Ohio (the “LLC”), as successor entity to Cincinnati Bell Telephone Company, an Ohio corporation (the “Company”), Cincinnati Bell Inc., an Ohio corporation (the “Guarantor”), and The Bank of New York, a New York banking corporation, as Trustee, which governs the terms of the Company’s 6.30% Debentures due 2028 (the “Securities”).

               WHEREAS Section 10.01(a) of the Indenture provides that upon any merger of the Company, the due and punctual payment of the principal of (and premium, if any) and interest on all of the Securities according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company, shall be expressly assumed, by supplemental indenture executed and delivered to the Trustee by the entity into which the Company shall have been merged;

               WHEREAS the Company has merged (the “Merger”) into the LLC;

               WHEREAS Section 9.01(a) of the Indenture provides that the Company, the Guarantor and the Trustee may enter into supplemental indentures to evidence the assumption referred to above and in Section 10.01(a) of the Indenture; and

               WHEREAS this Second Supplemental Indenture has been duly authorized by all necessary corporate or other organizational action on the part of the LLC and the Guarantor.

               NOW, THEREFORE, the LLC, the Guarantor and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Securities:

ARTICLE I

               SECTION 1.1. Assumption of Payment. The LLC hereby assumes the due and punctual payment of the principal of (and premium, if any) and interest on all of the Securities according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture heretofore to be performed or observed by the Company. The LLC, the Guarantor and the Trustee acknowledge, pursuant to Section 10.02 of the Indenture, that the LLC shall succeed to and be substituted for the Company, with the same effect as if the LLC had been named therein.

ARTICLE II

               SECTION 2.1. Interpretation. (a) Upon execution and delivery of this Second Supplemental Indenture, all the terms and conditions of this Second Supplemental Indenture, the First Supplemental Indenture and the Indenture shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Second Supplemental Indenture shall control. The Indenture, as supplemented by the First Supplemental Indenture, the Guarantees of the Indenture and the Securities by the Guarantor and the assumption effected by this Second Supplemental Indenture, are hereby ratified and confirmed in all respects and shall bind every Holder of Securities and the LLC and the Guarantor, as applicable. In case of conflict between the terms and conditions contained in the Securities and those contained in the Indenture, after giving effect to this Second Supplemental Indenture, the provisions of the Indenture, as supplemented by this Second Supplemental Indenture, shall control.

               (b) Except as provided for in this Second Supplemental Indenture, the Indenture shall remain in full force and effect.

               SECTION 2.2. Conflict with Trust Indenture Act. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Second Supplemental Indenture, the provision of the TIA shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Second Supplemental Indenture, as the case may be.

               SECTION 2.3. Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

               SECTION 2.4. Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

               SECTION 2.5. Headings. The Section headings of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

               SECTION 2.6. Benefits of Supplemental Indenture, etc. Nothing in this Second Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, the First Supplemental Indenture, this Second Supplemental Indenture or the Securities.

               SECTION 2.7. Successors. All agreements of the LLC in this Second Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

               SECTION 2.8. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the LLC and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture or of the Securities.

               SECTION 2.9. Certain Duties and Responsibilities of the Trustee. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

               SECTION 2.10. Governing Law. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

               SECTION 2.11. Counterpart Originals. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

           IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed by their respective authorized officers as of the day and year first written above.

CINCINNATI BELL TELEPHONE COMPANY LLC,

by

Name:
Title:

CINCINNATI BELL INC.,

by

Name:
Title:

THE BANK OF NEW YORK, As Trustee,

by

Name:
Title:

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